[Letterhead of DiRocco & Company, CPA, PA]


December 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments contained in the section titled Changes In and Disagreements with Accountants in the amendment to Form SB-2 dated December 17, 2004 of Pricester.com, Inc., a Nevada corporation.

DiRocco & Company, CPA, P.A.
Plantation, Florida